 Exhibit 99.2
OFFERS TO EXCHANGE
$725,000,000 aggregate principal amount 4.800% Guaranteed Senior Notes due 2028
$725,000,000 aggregate principal amount 5.100% Guaranteed Senior Notes due 2030
$750,000,000 aggregate principal amount 5.500% Guaranteed Senior Notes due 2035
Amcor Flexibles North America, Inc.
Amcor plc
Amcor Finance (USA), Inc.
Amcor UK Finance plc
Amcor Group Finance plc
Berry Global Group, Inc.
Berry Global, Inc.
THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2025, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS OF OLD NOTES MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
To Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees:
Amcor Flexibles North America, Inc., a Missouri corporation (the “Issuer”), Amcor plc, a public limited company incorporated in Jersey, Channel Islands with limited liability (“Amcor plc”), Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”), Amcor UK Finance plc, a public limited company incorporated under the laws of England and Wales with limited liability (“Amcor UK”), Amcor Group Finance plc, a public limited company incorporated under the laws of England and Wales with limited liability (“AGF”), Berry Global Group, Inc., a Delaware corporation (“Berry Global Group”), and Berry Global, Inc., a Delaware corporation (“Berry Global” and, together with Amcor plc, AFUI, Amcor UK, AGF and Berry Global Group, the “Guarantors”) are offering to exchange $725,000,000 aggregate principal amount 4.800% Guaranteed Senior Notes due 2028, $725,000,000 aggregate principal amount 5.100% Guaranteed Senior Notes due 2030 and $750,000,000 aggregate principal amount 5.500% Guaranteed Senior Notes due 2035, collectively referred to as the Exchange Notes, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like aggregate principal amount of its outstanding unregistered 4.800% Guaranteed Senior Notes due 2028 (the “Old 2028 Notes”), unregistered 5.100% Guaranteed Senior Notes due 2030 (the “Old 2030 Notes”) and unregistered 5.500% Guaranteed Senior Notes due 2035 (the “Old 2035 Notes,” and, together with the Old 2028 Notes and the Old 2030 Notes, the “Old Notes”) that were issued and sold in reliance upon an exemption from registration under the Securities Act, upon the terms and subject to the conditions set forth in the prospectus dated                  , 2025, and in the related letter of transmittal and the instructions thereto.
Enclosed herewith are copies of the following documents:
1.   The prospectus.
2.   The letter of transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding.
3.   A form of letter which may be sent to your clients for whose account you hold the Old Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offers.
4.   Return envelopes addressed to U.S. Bank Trust Company, National Association, the exchange agent for the exchange offers.

Please note that the exchange offers will expire at 5:00 p.m., New York City time, on            , 2025, unless extended. We urge you to contact your clients as promptly as possible.
The Issuer has not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the Old Notes pursuant to the exchange offers. You will be reimbursed by the Issuer and the Guarantors for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.
Additional copies of the enclosed materials may be obtained by contacting the exchange agent as provided in the enclosed letter of transmittal.
Very truly yours,
AMCOR FLEXIBLES NORTH AMERICA, INC.
AMCOR PLC
AMCOR FINANCE (USA), INC.
AMCOR UK FINANCE PLC
AMCOR GROUP FINANCE PLC
BERRY GLOBAL GROUP, INC.
BERRY GLOBAL, INC.
Enclosures
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUER, THE GUARANTORS OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS OTHER THAN THOSE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.
The exchange offers are not being made to, and the tender of Old Notes will not be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction.